Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-180015
Supplement dated February 12, 2014)

CIT Group Inc.
$1,000,000,000 3.875% Senior Unsecured Notes due 2019

Pricing Term Sheet

February 12, 2014

Issuer:	CIT Group Inc.
Title of Securities:	3.875% Senior Unsecured Notes due 2019 (the “Notes”)
Principal Amount:	$1,000,000,000
Final Maturity Date:	February 19, 2019
Price to Public:	100.000%
Underwriting Discounts and Commissions:	0.875% of principal amount
Coupon:	3.875%
Yield to Maturity:	3.875%
Interest Payment Dates:	February 19 and August 19, commencing August 19, 2014
Record Dates:	February 5 and August 5
Optional Redemption:	Make-whole call at T+35 basis points
CUSIP/ISIN Number:	125581 GS1 / US125581GS12
Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC
Co-Managers:	Barclays Capital Inc. Credit Agricole Securities (USA) Inc. Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC
Trade Date:	February 12, 2014
Settlement Date:	February 19, 2014 (T+4). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Credit Suisse Securities (USA) LLC	(800) 221-1037
Merrill Lynch, Pierce, Fenner & Smith Incorporated	(800) 294-1322
Morgan Stanley & Co. LLC	(866) 718-1649

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